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                                                      Exhibit 99.1
                                               Media: David G. Smith
                                                      Director, Public Affairs
                                                      416/364-2600, ext 250

                                            Analysts: John Laurie
                                                      Vice President & Treasurer
                                                      416/360-4755



MOORE ANNOUNCES UPDATE ON Q2 PERFORMANCE


TORONTO, ON & BANNOCKBURN, IL (June 26, 2000) -- Moore Corporation Limited (TSE,
NYSE: MCL) today announced that, in spite of evidence that its growth strategies and performance improvement efforts are beginning to improve the results in its Moore North America division, earnings per share in the second quarter are expected to be below its previous outlook. The reasons for the under performance are a revenue shortfall in Moore North America's forms and labels business, as well as in its Peak Technologies and its European CCS businesses.

As a result of revenues being lower than forecast, the Corporation expects that its second quarter loss per share will likely exceed the reported first quarter loss of $0.10 per share. In addition, notwithstanding evidence that the initiatives in Moore North America are beginning to have a positive effect, it is expected that earnings per share for 2000 will be below last year's normalized level of $0.53.

The Corporation's Board of Directors and management continue to be actively focused on improving Moore's operating performance and reviewing alternatives for enhancing shareholder value.

Moore Corporation Limited provides data capture, information design, marketing services, digital communications and print solutions that enable clients to improve their business processes and increase revenue. Sales in 1999 were more than U.S. $2.4 billion. The Moore Internet address is WWW.MOORE.COM.

This news release contains statements relating to future results of the Corporation (including certain anticipated, believed, planned, forecasted, expected, targeted and


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estimated results and the Corporation's outlook concerning future results) that are "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.

Factors that could cause such material differences include, without limitation, the following: the successful completion of the restructuring program announced in 1998 within the timeframe anticipated to execute the respective restructuring actions and achieving the associated benefits, the successful implementation of the cost reduction program that commenced in the first quarter of 2000, the successful implementation of the ERP system within anticipated time frames and achieving associated benefits, the effects of paper price fluctuations on the Corporation's forms operations, successful execution of key strategies (including the digital and Internet strategies), the rate of migration from paper-based forms to digital formats, maintenance of growth rates in Customer Communication Services businesses, the impact of currency fluctuations in the countries in which the Corporation operates, general economic and other factors beyond the Corporation's control, and other assumptions, risks and uncertainties described from time to time in the Corporation's periodic filings with Securities Regulators.


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